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                                                                    Exhibit 12.6

                              AT&T Broadband, LLC
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)


AT&T Broadband, LLC's loss for the three months ended March 31, 2002, the years ended December 31, 2001 and 2000, and the ten month period ended December 31, 1999 was inadequate to cover fixed charges in the amount of $0.4 billion, $1.5 billion, $1.9 billion and $1.3 billion, respectively.